Exhibit 99.1

ORIC Pharmaceuticals Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

South San Francisco, CA — April 28, 2020 — ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced the closing of its initial public offering of 8,625,000 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,125,000 additional shares of its common stock, at a price to the public of $16.00 per share.  The gross proceeds from the offering were $138.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. All of the shares were offered by ORIC. The shares began trading on The Nasdaq Global Select Market on April 24, 2020, under the symbol “ORIC.”

J.P. Morgan, Citigroup, Jefferies and Guggenheim Securities acted as joint book-running managers for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on April 23, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, by telephone at (212) 518-9658 or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical-stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer.  ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC’s second product candidate, ORIC-533, is an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens.  Beyond these two product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California.

For more information, please contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com